Filed Pursuant to Rule 424(b)(2)

Registration No. 333-253385

Supplement dated April 14, 2023

to Pricing Supplement dated February 14, 2023

Equity Index Underlying Supplement dated February 23, 2021,

Prospectus Supplement dated February 23, 2021 and

Prospectus dated February 23, 2021

HSBC USA Inc.

Lookback Trigger PLUS Based on the S&P 500® Index due February 20, 2025

CUSIP: 40441B314

(the “securities”)

This document (the “supplement”) supplements the offering documents referenced above, including in connection with any secondary market transactions in the securities by HSBC Securities (USA) Inc. and its affiliates. Certain terms used but not defined in this supplement have the meanings set forth in those offering documents.

In the pricing supplement, dated February 14, 2023 and filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2023 (the “Final Pricing Supplement”), with respect to the Underlying, its Initial Level was defined as the lowest official closing level on any Scheduled Trading Day during the initial level observation period. The initial level observation period was defined as each Scheduled Trading Day from and including February 14, 2023 to and including April 14, 2023, excluding any scheduled Trading Day on which a Market Disruption Event occurs.

The lowest Official Closing Level during the initial level observation period was 3,855.76 on March 13, 2023.

Therefore, the Initial Level for the securities is 3,855.76.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the securities and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-8 of the Pricing Supplement, page S-1 in the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated February 14, 2023:
https://www.sec.gov/Archives/edgar/data/83246/000110465923022477/tm236558d15_424b2.htm

•	Equity Index Underlying Supplement dated February 23, 2021:
https://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

•	Prospectus supplement dated February 23, 2021:
https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

•	Prospectus dated February 23, 2021:
https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

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